1st Amendment to
EMPLOYMENT AGREEMENT
THIS 1st AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) dated as of the 1st day of July, 2019 (“Amendment Effective Date”), is entered into by and between Hubbell Power Systems, Inc., a Delaware corporation (the “Company”) and a subsidiary of Hubbell Incorporated, a Connecticut corporation (“Parent”), and Allan Connolly (“Executive”). The Company and the Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
WITNESSETH
WHEREAS, the Company and Executive entered into an Employment Agreement on or about December 22, 2017 (the “Employment Agreement”); and
WHEREAS, the Company and the Executive wish to amend the Employment Agreement to reflect new terms of the Executive’s employment in connection with his promotion effective July 1, 2019.
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree to amend, as of the Amendment Effective Date, the Employment Agreement as follows:

1.	Section 2(a)(i) shall be deleted in its entirety and replaced with the following:
“(i)    Effective as of the Promotion Effective Date and for the remainder of the Employment Period, Executive shall (A) serve as Group President, Hubbell Power Systems, with such duties and responsibilities as are commensurate with such position, and (B) report directly to the Chief Executive Officer of Parent, or such other corporate officer designated by the Chief Executive Officer of Parent (the “Reporting Officer”).”

2.	Section 2(b)(ii) shall be deleted in its entirety and replaced with the following:
“(ii)    Annual Bonus. Commencing with Parent’s 2020 fiscal year, and for each fiscal year of Parent during the Employment Period thereafter, Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), with a target opportunity equal to 75% of Annual Base Salary. Payment of the Annual Bonus, if any, shall be based on the attainment of one or more pre-established performance goals established by the Compensation Committee of the Board of Directors of Parent (the “Compensation Committee”) pursuant to and in accordance with the terms of the Short Term Incentive program of Parent. The Annual Bonus shall be paid to Executive at the same time that other senior executives of the Company who are eligible to receive annual bonus payments pursuant to the Short Term Incentive program of Parent receive such payments. For Parent’s 2019 fiscal year, Executive will continue to be eligible for an Annual Bonus in respect of 50% of Executive’s Annual Base Salary for the portion of the fiscal year prior to the Promotion Effective Date and in respect of 75% of Executive’s Annual Base Salary for the portion of the fiscal year following the Promotion Effective Date, in each case pursuant to and in accordance with the terms of the Short Term Incentive program of Parent.”

3.	Section 2(b)(iii) shall be deleted in its entirety and replaced with the following:
“(iii)    Annual Equity Grants. Commencing in February 2020 (or such later time that Parent grants long term incentive awards in respect of its 2019 fiscal year), and for each fiscal year of the Employment Period thereafter, Executive shall be eligible to receive equity-based awards under Parent’s 2005 Incentive Award Plan (the “Equity Plan”) having an aggregate grant date fair value equal to approximately $750,000, with the types of awards and amounts allocated to each type of award, and grant dates, to be consistent with the types, amounts and grant dates applicable to similarly situated executives of Parent (the “Annual Equity Grants”). In addition, Executive shall receive a one-time Annual Equity Grant under the Equity Plan in connection with the promotion to the role of Group President, Hubbell Power Systems with a grant date fair value equal to approximately $250,000, which shall be granted in July of 2019, subject to approval of the Compensation Committee.”

4.
Remainder of Employment Agreement. Other than the foregoing, the remaining terms of the Employment Agreement are hereby ratified and confirmed and shall remain in full force and effect and this Amendment shall be made a part thereof.

5.	Counterparts. This Amendment may be executed in counterparts, delivered electronically as a pdf, email, fax, or otherwise.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

HUBBELL POWER SYSTEMS, INC.	EXECUTIVE:

By: ____/s/ Katherine A. Lane______	_/s/_Allan Connolly______
Name: Katherine A. Lane	Allan Connolly
Title: Vice President and Secretary